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                         SEVERANCE AGREEMENT AND RELEASE


         This SEVERANCE AGREEMENT AND RELEASE ("Agreement") is made as of the 28th day of February, 1998, by and among GTECH Holdings Corporation, GTECH Corporation (together with their respective direct and indirect subsidiaries, collectively, "GTECH"), with offices at 55 Technology Way, West Greenwich, Rhode Island 02817 and Victor Markowicz ("Mr. Markowicz"), who resides at 2584 Northwest 64th Boulevard, Boca Raton, Florida 33496.

                                   WITNESSETH:

         WHEREAS, the parties have agreed that it is in their mutual best interest that Mr. Markowicz sever his relationship with GTECH; and

         WHEREAS, the parties wish to set forth their agreement respecting the terms and conditions thereof.

         NOW, THEREFORE, the parties hereby agree as follows:

1. Mr. Markowicz hereby resigns: (a) as an employee, officer, director and Vice Chairman of the Board of Directors of GTECH Holdings Corporation;
         (b) as an employee of GTECH Corporation, and (c) as an employee, officer and director of all direct and indirect subsidiaries and other affiliates of GTECH Holdings Corporation, effective March 1, 1998 (the "Resignation Date"), such resignation to include without limitation a resignation from any long-term duties with respect to advice and assistance for the three-year post employment period referenced in his Employment Agreement (as hereinafter described) that Mr. Markowicz would continue to provide.

2. On April 1, 1998 (or before in its discretion), GTECH shall make to Mr. Markowicz a lump sum payment with respect to post-employment severance of $6,597,836.00 (which reflects a deduction of all federal income tax and Medicare withholdings).

3. From and after the Resignation Date, and except as otherwise expressly provided herein, Mr. Markowicz shall not be eligible for any GTECH benefits or perquisites, including, without limitation, medical, dental or vision benefits; executive physicals; insurance; long-term disability benefits; fringe benefits; tax "gross-ups"; automobiles; air travel; offices and office assistance; and security personnel.


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4.       As of the Resignation Date, Mr. Markowicz is no longer eligible to participate in the GTECH 401(k) and Profit Sharing Plan; the Executive Perquisites Program; the GTECH Holdings Corporation 1992 Supplemental Retirement Plan; or any other GTECH benefit program or plan. GTECH will notify Mr. Markowicz in writing concerning his options with regard to his 401(k) account. Anything to the contrary notwithstanding: (a) Mr. Markowicz shall have the option, on an annual basis, to purchase medical, dental and vision benefits for him and the eligible members of his family through GTECH at 100% of GTECH's cost; (b) GTECH shall also respect Mr. Markowicz' rights, if any, to continued medical coverage at his own expense under the Consolidated Omnibus Budget Reconciliation Act (COBRA) and (c) Mr. Markowicz shall continue to have access to and the use of his office in Boca Raton, at GTECH expense, for the period ending May 31, 1998. During that period of time Michelle Boisvert, an employee of GTECH, shall continue to be assigned to Mr. Markowicz to assist him in his transition. Ms. Boisvert's compensation and anticipated expenses for such period have been paid by Mr. Markowicz pursuant to a deduction from the amount set forth in Section 2.

5. a. In consideration of the foregoing, Mr. Markowicz hereby releases and forever discharges GTECH, its present and former directors, officers, employees, agents, subsidiaries, shareholders, successors and assigns from any and all liabilities, causes of action, debts, claims and demands (including without limitation claims and demands for monetary payment) both in law and in equity, known or unknown, fixed or contingent, which he may have or claim to have based upon or in any way related to employment(as an officer, director or employee), rights or entitlements related thereto or termination of such employment by GTECH and hereby covenants not to file a lawsuit or charge to assert such claims. This includes but is not limited to claims arising under the Federal Age Discrimination in Employment Act, and any other federal, state or local laws prohibiting employment discrimination or claims growing out of any legal restrictions on GTECH's right to terminate its employees. GTECH will continue to cooperate in enabling Mr. Markowicz and the Victor Markowicz Irrevocable Trust-1990 to sell unregistered shares of GTECH Holdings Corporation Common Stock pursuant to Rule 144.

         b. In consideration for the above release, GTECH hereby releases and forever discharges Mr. Markowicz and his successors, heirs and assigns from any and all liabilities, causes of action, debts, claims and demands both in law and in equity, known or unknown, fixed or contingent, which it may have or claim to have based upon or in any way related to Mr. Markowicz' actions as an employee, officer or director and hereby covenants not to file a lawsuit or

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         charge to assert such claims.

         c. The above releases shall not apply to breaches of this Agreement.

6. Mr. Markowicz understands that various State and Federal laws prohibit employment discrimination based on age, sex, race, color, national origin, religion, handicap or veteran status. These laws are enforced through the Equal Employment Opportunity Commission (EEOC), Department of Labor and State Human Rights Agencies. Mr. Markowicz acknowledges that he has entered into this Agreement on the prior advice of counsel.

7. Mr. Markowicz further covenants with GTECH as follows and expressly agrees that all payments and benefits due Mr. Markowicz under this Agreement shall be subject to Mr. Markowicz' compliance with the following provisions.

         a. Confidential Information. Mr. Markowicz shall not knowingly use for Mr. Markowicz' own benefit or disclose or reveal to any unauthorized person, any trade secret or other confidential information relating to GTECH, or to any of the businesses operated by it, including, without limitation, any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, devices, supply sources and characteristics, business opportunities, marketing, promotional pricing and financing techniques, or other information relating to the business of GTECH, and Mr. Markowicz confirms that such information constitutes the exclusive property of GTECH. Such restriction on confidential information shall remain in effect until such time as the confidential information is (i) generally available in the industry, (ii) disclosed in published literature or (iii) obtained by Mr. Markowicz from a third party without binder of secrecy. Mr. Markowicz shall use his best efforts to return to GTECH any physical embodiment of such confidential information as soon as possible, but in all events by May 31, 1998.

         b. Non-Competition. For the period ending on the third anniversary of the Resignation Date, Mr. Markowicz shall not engage, directly or indirectly (which includes, without limitation, owning, managing, operating, controlling, being employed by, giving financial assistance to, participating in or being connected in any material way with any person or entity), anywhere in the world, in either of the following areas: (i) any area which involves (A) the transmission of data via electronic means and (B)



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         elements of chance and/or skill, consideration for the opportunity to participate and (C) a prize; and (ii) any area which involves a computer based system in which the food stamp or similar government benefit is received from a central computer through a point-of-sale terminal or automatic bank teller machine; provided, however, that Mr. Markowicz' ownership as a passive investor of less than one percent (1%) of the issued and outstanding stock of a publicly held corporation so engaged shall not by itself be deemed to constitute such competition. Further, during the period ending eighteen (18) months after the Resignation Date, Mr. Markowicz shall not: (i) solicit any of GTECH's employees to leave the employment of GTECH or (ii) solicit any of GTECH's customers to cease doing business with GTECH.

         c. Remedies. Mr. Markowicz recognizes that the possible restrictions on Mr. Markowicz' activities which may occur as a result of his performance of his obligations under this Section 7 are required for the reasonable protection of GTECH and its investments, and Mr. Markowicz expressly acknowledges that such restrictions are fair and reasonable for that purpose. Mr. Markowicz further expressly acknowledges that damages alone will be an inadequate remedy for any breach or violation of any of the provisions of this Section 7, and that GTECH, in addition to all other remedies hereunder, shall be entitled, as a matter of right, to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction. If any of the provisions of this
         Section 7 are held to be in any respect an unreasonable restriction upon Mr. Markowicz then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable.

8. a. After the Resignation Date, Mr. Markowicz shall make himself available in any third party claims, investigations, litigation or similar proceedings to answer any questions relating to his employment or actions as an employee, officer or director of GTECH, including without limitation attendance at any deposition or similar proceeding. GTECH shall pay Mr. Markowicz's expenses, including reasonable attorneys' fees, but shall not be obligated to compensate him or any subsequent employer for his time.

         b. After the Resignation Date, GTECH shall make itself, its employees and directors available in any third party claims, investigations, litigation or similar proceedings to answer any questions relating to Mr. Markowicz's employment or actions as an employee, officer or director of GTECH, including without limitation attendance at any deposition or


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         similar proceeding, at GTECH expense.

9. Mr. Markowicz shall use his best efforts to return to GTECH any GTECH property in his possession as soon as possible, but in all events by May 31, 1998.

10. Mr. Markowicz shall at no time make any derogatory or disparaging comments regarding GTECH, its business, or its present or past directors, officers or employees. GTECH shall at no time make any derogatory or disparaging comments regarding Mr. Markowicz.

11. Mr. Markowicz hereby waives any and all rights to future employment with GTECH.

12. The execution of this Agreement does not represent and shall not be construed as an admission of a violation of any statute or law or breach of any duty or obligation by either GTECH or Mr. Markowicz.

13. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid and unenforceable provisions were omitted.

14. This Agreement is personal to Mr. Markowicz and may not be assigned by him. However, in the event of Mr. Markowicz's death, all benefits payable hereunder shall be payable to his estate.

15. This Agreement is made pursuant to and shall be governed by the laws of the State of New York, without regard to its rules regarding conflict of laws. The parties agree that the courts of the State of New York, and the Federal Courts located therein, shall have exclusive jurisdiction over all matters arising from this Agreement and further agree to accept service of process with respect to any such proceedings.

16. This Agreement contains the entire understanding between Mr. Markowicz and GTECH regarding the subject matter hereof and, except as expressly set forth herein, supersedes any prior agreements, written or oral, including without limitation that certain Employment Agreement dated as of January 23, 1990, as amended or clarified.

17. Anything to the contrary herein notwithstanding, the terms and conditions of that certain Indemnification Agreement dated January 21, 1988 between Mr. Markowicz and GTECH Corporation, which is incorporated by reference herein and made a part hereof shall continue in full force and effect.


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18.      This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Mr. Markowicz acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this Agreement.

19. Mr. Markowicz hereby waives any rights he may have to revoke this Agreement after the execution hereof.

20. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

GTECH Holdings Corporation               Attest:



by
  ------------------------------         ------------------------------


GTECH Corporation                        Attest:



by
  ------------------------------         ------------------------------

                                         Witness:



------------------------------           ------------------------------
Victor Markowicz



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